UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2014

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 290-6000

Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On February 4, 2014, Rempex Pharmaceuticals, Inc. (“Rempex”), a wholly owned subsidiary of The Medicines Company (the “Company”), entered into an agreement (the “BARDA Agreement”) with the Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services (“BARDA”), which provides up to $89.8 million in funding to support the development of Carbavance™. Carbavance is a combination of a carbapenem antibiotic with a novel beta-lactamase inhibitor for treatment of multi-drug resistant (MDR) gram-negative infections.
The BARDA Agreement is a cost-sharing arrangement that consists of an initial base period and seven option periods that BARDA may exercise in its sole discretion pursuant to the BARDA Agreement. The BARDA Agreement provides for initial commitment by BARDA of an aggregate of $19.8 million for the initial base period and the first option period, and up to an additional $70.0 million if the remaining six option periods are exercised by BARDA. Under the cost-sharing arrangement, Rempex will be responsible for a designated portion of the costs associated with each period of work. If all option periods are exercised by BARDA, the estimated period of performance would be extended until approximately July 31, 2019. BARDA is entitled to terminate the projects under the BARDA Agreement for convenience at any time and is not obligated to provide continued funding beyond current year amounts from Congressionally approved annual appropriations.
The total award under the BARDA Agreement will support non-clinical development activities, clinical studies, manufacturing and associated regulatory activities designed to obtain marketing approval of Carbavance in the U.S. for treatment of serious gram-negative infections. The BARDA Agreement also covers studies to assess the potential usefulness of Carbavance for treatment of certain gram-negative bioterrorism agents.
As previously reported, on December 3, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rempex, Ravioli Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative and agent of the stockholders and optionholders of Rempex (the “Representative”), and subsequently closed the transactions contemplated by the Merger Agreement and completed its acquisition of Rempex on the same day. In accordance with the terms of the Merger Agreement, Rempex’s receipt of non-refundable, non-repayable proceeds under the BARDA Agreement may result in up to $34.0 million in milestone payments becoming due, at least a portion of which would be deposited into an escrow fund, and all of which would be paid in quarterly installments in arrears based on the non-refundable, non-repayable amounts actually received by Rempex in the prior calendar quarter.
The foregoing description of the BARDA Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the BARDA Agreement, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014.
Item 8.01. Other Events.
On February 5, 2014, the Company issued a press release announcing Rempex’s entry into the BARDA Agreement. The full text of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

99.1	Press release issued by the Company on February 5, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY
Date: February 5, 2014	By: /s/ Paul M. Antinori Name: Paul M. Antinori Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by the Company on February 5, 2014